Exhibit 4(c)

                      Owens & Minor, Inc.

              9.10% Convertible Subordinated Note


                       Due May 31, 1996


 $3,332,912                                      May 10, 1994


       FOR VALUE RECEIVED, the undersigned, Owens & Minor, Inc. (formerly, O&M Holding, Inc.), a Virginia corporation (herein called the "Company"), hereby promises to pay to Hygeia Limited, a Cayman Islands corporation or registered assigns (hereinafter called the "Payee"), the principal sum of Three Million Three Hundred Thirty-two Thousand Nine Hundred Twelve Dollars ($3,332,912), together with interest from the date hereof (computed on the basis of the actual number of days elapsed and a 365-day year) at the rate of nine and one-tenth per centum (9 1/10%) per annum, compounded semiannually, on the principal amount from time to time remaining unpaid hereof at the Company's offices in Richmond, Virginia or at such other place as the Payee may from time to time in writing designate. Interest and principal shall be payable in lawful money of the United States of America, as follows:

       (a)   The  entire   principal  amount  of   this  Note
 together with interest accrued and unpaid thereon shall be paid on May 31, 1996.

       (b) Interest ("Total Interest") shall accrue daily from the date hereof at the rate of 9.10% per annum, compounded semiannually, on the principal amount outstanding from time to time. Interest ("Current Interest") at the rate of 6.82586% per annum shall be payable in arrears semi-annually on November 30 and May 31 of each year commencing May 31, 1994 and continuing thereafter until the principal amount hereof shall have been repaid as provided herein or this Note shall have been redeemed or converted in its entirety as hereinafter provided, with the difference between the Total Interest and the Current Interest being payable at maturity on May 31, 1996.

       This Note was issued on May 10, 1994 with original issue discount ("OID") for federal income tax purposes. The amount of OID is approximately $167,088, and equals the difference between the Total Interest and the Current Interest to the maturity date of May 31, 1996.


       This Note contains provisions entitling the registered owner hereof to convert all or any part of the principal balance of the Note into an aggregate of 577,986.95 shares (subject to adjustment as set forth herein) of the Company's Common Stock (as hereinafter defined).

 Subordination

       This Note is subordinated and subject in right of payment to the payment, in accordance with the terms of, (1) indebtedness of the Company provided for in the Credit
 Agreement dated as of April 29, 1994 among O&M Holding, Inc., certain of its subsidiaries as guarantors, the banks identified therein, NationsBank of North Carolina, N.A., as Agent, Chemical Bank, N.A. and Crestar Bank, as Co-Agents and NationsBank of North Carolina, N.A., as Administrative Agent (the "Credit Agreement"), (2) any indebtedness incurred or issued by the Company to replace or refinance indebtedness under the Credit Agreement ("Refinanced Debt") and (3) indebtedness of the Company owing to any commercial bank or other lending institution that may hereafter extend term, revolving credit or line of credit financing or similar financing (a "Bank Loan"); provided, however, that nothing herein shall be construed to impair the ability of the Company to pay to the registered owner hereof any installments of principal or interest owing hereunder until such time as there shall have occurred a default with respect to the Credit Agreement, Refinanced Debt, a Bank Loan or any evidence of indebtedness or collateral document relating to the foregoing. In addition, nothing herein is intended to or shall impair as between the Company, its creditors (other than lenders with respect to the indebtedness owing pursuant to the Credit Agreement, holders of any Refinanced Debt or any lending institution with respect to a Bank Loan), and the registered owner of this Note, the obligation of the Company, which shall be absolute and unconditional, to pay to the registered owner of this Note, the principal of and interest on this Note, as and when the same shall become due and payable in accordance with its terms, or to affect the relative rights of the registered owner of this note, and creditors of the Company (other than lenders with respect to the indebtedness owing pursuant to the Credit Agreement, holders of any Refinanced Debt or any lending institution with respect to a Bank
 Loan), nor shall anything herein or therein prevent the registered owner of this Note from exercising all remedies otherwise permitted by applicable law upon default.

 Redemption

       Subject to the right  of conversion into the Company's
 Common Stock as herein provided, this Note is subject to full or partial redemption from time to time at any time at the option of the Company as follows:

       (1) The Company shall redeem the Note, by payment, in the case of full redemption, of 105% of the principal amount outstanding, together with all Current Interest accrued and unpaid until the date of redemption, and in the case of partial redemption hereof, payment shall be in the minimum amount of Ten Thousand Dollars ($10,000), and shall be applied first to payment of any accrued Current Interest owing hereunder, and of the remainder of any payment in partial redemption, (i) 95.226% shall be applied to payment of principal hereof and (ii) 4.774% shall be applied to payment of the difference between Total Interest and Current Interest.

       (2)   The  Company shall  give the  Payee thirty  (30)
 days prior written notice of its intent to redeem all or any portion of this Note.

 Conversion

       The registered owner of this Note is hereby given the right at any time before May 15, 1996, to convert all or a portion of the unpaid principal amount of this Note (and the right to the difference between Total Interest and Current Interest on the converted principal amount) as such registered owner desires to convert, from time to time, into fully paid and nonassessable shares of the Common Stock, $2.00 par value per share, of the Company (the "Common Stock") as follows:

       (1) Conversion Price. The registered owner of this Note shall receive one share of Common Stock for each $5.7664139 (the "Conversion Price") in principal amount of this Note so converted, subject to adjustment as set forth in (3) below.

       (2) Procedure for Conversion. In order to exercise the conversion privilege, the registered owner shall surrender this Note to the Company at its main office in Richmond, Virginia, accompanied by written notice to the Company that such owner elects to convert the entire or some designated portion of this Note. Such notice shall also state the name or names (with addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. As promptly as practicable after the receipt of such notice and surrender of this Note as aforesaid, the Company shall issue and deliver to the registered owner, or as otherwise specified on his written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of this Note (or specified portion hereof), together with payment of Current Interest at the aforesaid Current Interest rate on the principal amount of this Note so converted, accrued and unpaid through the effective date of the conversion. Such conversion shall be deemed to have been effected at the close of business on the date on which such notice shall have been received by the Company and this Note shall have been surrendered as aforesaid. A proportionate number of the shares of Common Stock issued by the Company upon conversion shall be attributable to, and constitute full payment of, the difference between Total Interest and Current Interest on the principal amount converted. If this Note is converted in part only, upon such conversion the Company shall execute and deliver to the registered holder, at the expense of the Company, a new Note or Notes in principal amount equal to the unconverted principal amount of this Note. No fractional shares shall be issued upon conversion of any Note and any portion of the principal hereof that would otherwise be convertible into a fractional share shall be paid in cash at the rate of $5.7664139 per full share.

       (3)   Adjustment.   The Conversion Price  set forth in
 (1) above shall be subject to appropriate adjustment to reflect any stock split, reverse stock split, stock dividend or similar event affecting the aggregate number of shares of Common Stock outstanding.

       (4) Priority of Conversion Privilege. The right of the Company to make payments on the principal amount of this Note shall be subject at all times to the right of the
 Payee, at any time before the date on which payments of principal are actually made, whether pursuant to the exercise by the Company of its right of redemption or otherwise, to convert this Note or any portion hereof into Common Stock as set forth herein.

       The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock sufficient to permit the exercise in full by the registered owners of all of the Notes of their respective conversion rights thereunder.

 Sale of Note

       This Note has not been registered under the 1933 Act or under the securities laws of any state. This Note, when issued, may not be sold, transferred, pledged or hypothecated in the absence of (1) an effective registration statement for the Note under the 1933 Act, and such registration or qualification as may be necessary under the securities laws of any state, or (2) an opinion of counsel in form and substance reasonably satisfactory to the Company that such registration or qualification is not required.

       This Note shall be registered on books of the Company that shall be kept at its principal office for that purpose, and shall be transferable only on such books by the registered owner hereof in person or by duly authorized attorney upon surrender of this Note properly endorsed, and only in compliance with the next preceding paragraph hereof.

 Events of Default; Remedies

       (a) If any one or more of the following events shall occur for any reason whatsoever (whether such occurrence shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or other governmental body), it shall be deemed an Event of Default hereunder:

       (1) default by the Company in the due and punctual payment of the principal, interest, or both on this Note when and as the same shall become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise (a "Payment Default");

       (2) the Company's becoming insolvent or unable to meet its obligations as they mature, making a general assignment for the benefit of creditors, or consenting to the appointment of a trustee or a receiver, or admitting in writing its inability to pay its debts as they mature;

       (3) the appointment of a trustee or receiver for the Company or for a substantial part of the properties of the Company without the consent of the Company and such trustee or receiver not being discharged within sixty (60) days; and

       (4) the institution of bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings by or against the Company and, if instituted against it, the same being consented to by the Company or remaining undismissed for a period of sixty (60) days; and

       (5) (i) an event of default, as defined in any indenture, instrument or agreement evidencing the indebtedness under the Credit Agreement, or any Bank Loan or the 0% Subordinated Note issued by Owens & Minor, Inc. (now named Owens & Minor Medical, Inc.), due May 31, 1997 in the principal amount of $11,500,000, shall happen and be continuing and such indebtedness shall have been accelerated so that the same shall be or become due and payable prior to the date on which the same would otherwise have become due and payable, or

             (ii) a default in the payment when due of any amount due under any instrument or agreement under which the Company shall hereafter have outstanding at least $1,000,000 aggregate principal amount of indebtedness for borrowed money shall happen and be continuing, provided that if any such event of default under any such indenture, instrument or agreement shall be remedied or cured by the Company, such acceleration shall be rescinded or annulled or such event of default shall be waived by the holders of such indebtedness, then the Event of Default hereunder by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived and any acceleration hereunder rescinded and annulled without further action upon the part of either the Company or the holder hereof.

       (b) In case an Event of Default shall occur, and in the case of a Payment Default, shall be continuing for more than ten days, this Note may be declared due and payable, whereupon the maturity of the then unpaid principal balance of the Note shall be accelerated and the same and all Current Interest accrued and unpaid thereon, together with the difference between the Total Interest and Current Interest on such principal balance through the maturity date, shall forewith become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding, and the holder may exercise and shall have any and all remedies accorded by law.

 Miscellaneous

       Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note, and (in case of loss, theft or destruction) of indemnity satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of the Note, if mutilated, the Company will make and deliver a new Note of like tenor in the principal amount of this Note then outstanding in lieu of such Note. Any Note so made and delivered shall be dated as of the date to which interest shall have been paid on this Note when lost, stolen, destroyed or mutilated.

       The terms of this Note shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

       This Note shall not be valid or obligatory for any purpose until authenticated by the execution hereof by the President or a Senior Vice President of the Company and registered upon the books of the Company as hereinabove provided.



       IN WITNESS WHEREOF, Owens & Minor, Inc., a Virginia corporation, has caused this note to be signed in its corporate name by its President or a Senior Vice President, by authority duly given, all as of the day and year first above written.

                                     OWENS & MINOR, INC.



                                     By /s/
                                        President